UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 1, 2010

Can-Cal Resources Ltd.

(Exact name of registrant as specified in its charter)

Nevada	0-26669	88-0336988
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

8205 Aqua Spray Avenue Las Vegas, Nevada 89128

(Address of Principal Executive Officers)           (Zip Code)

Registrant's telephone number, including area code: (702) 243-1849

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

1.01       Entry into a Material Definitive Agreement

On July 1, 2010, Can-Cal Resources Ltd. (“Can-Cal”) entered into an employment agreement with G. Michael Hogan, which provides that Mr. Hogan will act as President and Chief Executive Officer of Can-Cal. Pursuant to the employment agreement, Can-Cal will pay an annual salary of $120,000 for the services performed by Mr. Hogan. Can-Cal may elect to satisfy payment in shares of common stock of Can-Cal in lieu of cash at a market value equal to $0.10 above the average closing trading price for the preceding five days from the date of such election. In the event of termination of the employment agreement without cause or resignation for good reason, Mr. Hogan shall be entitled to receive a cash payment equal to payout for an accrued but unused vacations, non-reimbursed expenses, any amount payable under the employee benefit plan, payment for any lease termination costs and expenses attendant to any residence leased by Mr. Hogan and the target bonus prorated to the termination date. The employment agreement had an initial term of one year and is subject to automatic renewal for additional one month periods unless either party provides written notice of its intent to not renew not less than 30 days prior to the proposed termination date.

This description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the employment agreement, which is included as Exhibit 2.1 and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

9.01       Financial Statements and Exhibits

Exhibits

The following exhibits are furnished with this Form 8-K:

10.1        Employment Agreement dated July 1, 2010, between Can-Cal Resources Ltd. and G. Michael Hogan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2014

Can-Cal Resources Ltd

By: /s/(signed) “Michael Hogan”
Michael Hogan, Chief Executive Officer